EXHIBIT 99.1

VALUATION SERVICES FOR:

MODAVOX, INC.

FAIR MARKET VALUE ANALYSIS OF MODAVOX, INC. (AND ASSOCIATED PATENTS)

As of October 1, 2009

1250 Connecticut Avenue, NW, Suite 650 Washington, DC 20036 T : (202) 420-7680 F : (202) 429-5673

October 1, 2009

Shelly Meyers
Modavox, Inc.
1900 West University, Suite 230
Tempe, AZ 85281

Re:  Modavox, Inc. – Project X  Settlement Purposes Only

Dear Ms. Meyers:

Pursuant to your request, The Kenrich Group LLC (“Kenrich Group”) has performed valuation services for Modavox, Inc. (the “Company” or “Modavox”) for settlement purposes in order to assist management in its evaluation of the fair market value of Modavox and Modavox’s patented technology. Our analysis was performed as of October 1,
2009.

OBJECTIVE AND PURPOSE

We understand that Modavox is currently in the process of and, more specifically, in discussions with X regarding a settlement of their litigation.

We were asked to provide a current opinion of the fair market business enterprise value of Modavox on a consolidated basis                                         In the course of our analysis, we have focused on the value related to the patented technology.

Our analysis incorporated a review of financial and other data provided to us, as well as discussions with the Company’s senior management. Our analysis does not constitute an audit; we relied upon the information provided to us as accurate and representative of the operational history of the Company. The valuation process included consideration of factors affecting the operations of Modavox and its patented technology as well as the ability to generate future investment returns through operations and litigation. The factors considered in our analysis, when relevant and available, included:

•	The nature and history of the patent technology and the business;

•	Financial and economic conditions affecting the patented technology, its industry and the general economy;

•	Past results, current operations and future prospects of the business enterprise;

•	Sales of similar businesses or capital stock of publicly and privately held similar businesses; and

•	Prices, terms and conditions affecting past sales of similar business enterprises.

STANDARD OF VALUE

Fair market value (“FMV”) is defined as the price at which property would change hands between a willing buyer and a willing seller when the former is not under any compulsion to buy and the latter is not under any compulsion to sell, both parties having reasonable knowledge of relevant facts.

VALUATION METHODOLOGY

Typically, there are three basic, generally accepted approaches for valuing a business or asset:

•	Income Approach

•	Market Approach

•	Cost Approach

These approaches utilize the line of reasoning a prudent investor would follow in estimating the value of a business or assets. In a valuation study, all three approaches to value should be considered, as one or more may be appropriate. The appropriateness for the various valuation methods in any valuation varies with the particular company and industry. Due to the uniqueness of the current situation (Modavox’s litigation pursuits as well as the fundamental aspects of their owned, patented technology), we expanded upon the income approach, including an analysis of several scenarios to determine the value of Modavox. To determine the appropriate value to a buyer in the current marketplace, we were required to determine the inherent value of the litigations currently being pursued as well as those that will inevitably occur. As discussed below, the value associated with the alleged exceed that which would be derived from an analysis of the Company’s current operations. We have estimated a settlement value for both the value of the company as a pure acquisition as well as the value derived by licensing the patented technology. Additionally, we have also estimated the value of this technology to X internally in terms of increase profit, as well as to the online industry.

CONCLUSION

There are many factors that affect the ability of an appraiser to estimate the value of an entity such as Modavox. Some of the challenges we faced in our analysis are as follows:

•
The relative infancy of the current behaviorally targeted advertising market. This aspect has reduced the amount of information available to determine both current and projected market rates associated with use of the technology.

•	The lack of detailed information regarding the amount of profitability a potential purchaser will be able to derive from the use of the patented technology.

•	The lack of certainty that is always associated with the litigation process.

These factors make it difficult to determine a point estimate of value. Therefore, we concentrated our analysis on developing ranges of value based on key assumptions related to growth, profitability, risk, development of the market and value of litigation (to both X and throughout the industry.) When possible and appropriate, we benchmarked key assumptions with industry data currently available as well as information received from Modavox’s senior management.

The following analyses of value represent various value estimates indicative of the value of Modavox:

Preliminary FMV	Low	High

X Litigation/Licensing Value (Online)	$146.27	$146.27
Industry Litigation Value for the Online Behavioral Targeting (Not Including X)	$693.49	$1,456.69
Value to X Internally (Increased Profit) of Patent Portfolio to X (Online only)	$569.99	$569.99
Value of Patent Portfolio to X Internally and the Industry Litigation Value (Online) Industry	$1,263.48	$2,026.68
Litigation Value: Mobile Behavioral Targeting	$141.96	$524.25
Value to X Internally (Increased Profit) of Patent Portfolio to X (Mobile only)	$112.60	$188.35

Based upon the analysis presented in this report, information we have reviewed, and the fact and circumstances surrounding Modavox’s patent portfolio, the                                         of Modavox is between approximately $525 and $575 million.

This report is subject to the attached Statement of General Assumptions and Limiting Conditions. We appreciate the opportunity to be of service to Modavox. Please contact us if you have any questions concerning our analysis.

Very truly yours,

   /s/ Krista F. Holt
The Kenrich Group
Krista F. Holt, Vice President

TABLE OF CONTENTS

1.	EXECUTIVE SUMMARY	3
	1.1 Standard of Value	3
2.	DESCRIPTION OF MODAVOX AND THE PATENTED TECHNOLOGY	4
	2.1 Description of Modavox, Inc.	4
	2.2 Description of Patents	4
	2.3 Description of the Patented Technology	5
3.	INFORMATION RELIED UPON AND CONSIDERED	6
4.	THE ECONOMIC ENVIRONMENT.	7
	4.1 Gross Domestic Product	7
	4.2 Consumer Spending	8
	4.3 Employment	8
	4.4 Inflation	9
	4.5 Interest Rates	10
5.	INDUSTRY OVERVIEW	11
	5.1 Advertising	11
	5.2 Online Behaviorally Targeted Advertising .	12
	5.3 Mobile Behavioral Targeting Advertising .	13
6.	VALUATION METHODOLOGY	14
	6.1 Premise of Value	14
	6.2 Methods for Determining Value	14
	6.3 Income Approach	15
	6.3.1 Relief-from-Royalty Approach	16
	6.4 Market Approach	17
	6.5 Cost Approach	17
7.	VALUATION METHODS APPLIED	18
8.	PRELIMINARY BUSINESS ENTERPRISE VALUE OF MODAVOX	19
	8.1 The Income Approach	19
	8.1.1 Preliminary X Litigation/Licensing Value.	19
	8.1.2 Preliminary X Litigation Value of the Patent Portfolio within the Industry (Less X)	22
	8.1.3 After-tax Value of Patent Portfolio to X Through Internal Use (Online Advertising Revenues Only)	23
	8.1.4 Value of Patent Portfolio and Industry Litigation (Online).. .	24
	8.1.5 Value of Mobile Behavioral Targeting Market .	24
	8.1.6 Industry Litigation Value – Mobile Behavioral Targeting Market	25
	8.1.7 After Tax Value of Patent Portfolio to X for Internal Use (Mobile Market Only)	25
	8.1.8 Total Value of Patent Portfolio Internally and Industry Litigation to X (Mobile Market Only) Summary	26
	8.1.9 Preliminary Internal Value of the Patent Portfolio to the Industry for the Online and Mobile Behavioral Targeting Market	26
	8.2 The Market Approach	26
	8.2.1 Comparable Transaction Analysis	27
	8.2.2 The Market Approach – Valuation Conclusion	28

v

	8.3 The Cost Approach Consideration and Indication	28
9.	PRELIMINARY FAIR MARKET VALUE CONCLUSIONS	29
10.	COUNTERVAILING FACTS & RISK FACTORS .	30
	10.1 Litigation Risks	30
	10.2 Judicial and Legislative Risk	30
11.	STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS	31
12.	KENRICH GROUP QUALIFICATIONS	33
13.	CERTIFICATION	34

1.   EXECUTIVE SUMMARY

The Kenrich Group LLC (“Kenrich Group”) has been retained by Shaub & Williams on behalf of Modavox, Inc. (“Modavox" or "The Company”)  in regards to assisting in determination of potential settlement amounts                   This includes assisting Company management in its evaluation of the fair market value of Modavox. Our analysis was performed as of October 1, 2009.

We understand that the settlement estimates we are presenting here today are being done at the request of Modavox as part of Modavox’s                        settlement discussions with X. We also understand that this information can be used solely for the purposes of settlement and is considered highly confidential, and is not to be used for any other purposes.

We have been instructed to determine a preliminary value of Modavox as it relates to their ownership of the patented technology. This includes an analysis of their current business, the yet un-monetized value of the patented technology as well as the value of the overall litigation to X and value of the technology throughout the industry.

We have determined the preliminary value of the Modavox patent portfolio as referenced above. Based upon multiple analyses we have determined the preliminary value of the litigation with X to be approximately $146 million. In addition, we have determined that the value of the entire Modavox entity is between approximately $525 million and $575 million, which includes utilizing the technology for business purposes as well as for litigation.

1.1           Standard of Value

Fair market value is generally defined as “the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.”1

1    Treasury Regulation Section 1.170A-1(c)(2)

2.   DESCRIPTION OF MODAVOX AND THE PATENTED TECHNOLOGY

2.1           Description of Modavox, Inc.

Founded in 1999, Modavox provides content targeting and consumer centric content delivery technologies through internet products and services.2  The name Modavox, Inc. was created in 2006 as a result of the merger between SurfNet Media and Kino Communications.3

Founder and current board member David Ide saw the need for real-time delivery of online customized content customization and created Modavox to fill those needs in the industry. Modavox is a publicly traded company, and its shares have been listed on the NASDAQ exchange since 2001.4

Modavox owns the “Method and System for Adding Function to a Webpage” portfolio of patents, which teach of a technical process and method which are in an indispensable component of the behavioral targeting industry as it exists today. Powered by Modavox’s inventions, behavioral targeting facilitates the automatic provision of customized content to individuals based on their web activity and preferences.5 Modavox’s business revolves around three core divisions: BoomBoxTM Technologies, which streams internet radio and television programs; Interactive Communications, which provides behavioral targeting services to websites and internet companies; and Mobile Solutions, which focuses on mobile marketing solutions, including behavioral targeting.6

2.2           Description of Patents

Modavox currently owns at least two U.S. patents. The first patent, US Patent No. 6,594,691, was issued on July 15, 2003, and is titled “Method and System for Adding Function to a Webpage.” The second patent, US. Patent No. 7,269,636, was issued on September 11, 2007 and is titled “Method and code module for adding function to a Web page.”

The patented methods and systems use web browsers which adhere to the standards for Hypertext Transfer Protocol (HTTP) and add function to a web page through an easily distributed software code module. The method and system deliver services through client demands that are specific to predetermined visitor parameters. When a web page is downloaded, the technology automatically executes a first code module embedded in the web page. The first code module issues a first command to retrieve a second code module, via a network connection, from a server system, which assembles the second code module with a service response. When assembled, the second code module is executed at the user processor platform and delivers a tailored response targeted to the end user's parameters. The technology enables this process to be performed in real time during the download of the webpage."7

2 Modavox, Inc. Form 10-K, February 28, 2009
3 Modavox, Inc. Form 8-K, March 5, 2007
4 Form SB-2, March 28, 2001
5 Ibid.
6 “Modavox Company Profile” http://www.modavox.com/
7 U.S. Patents 6,594,691 and 7,269,636

2.3           Description of the Patented Technology

Modavox’s developments in customized content delivery have produced a complete product line designed to capture, captivate and maximize effective communication to targeted audiences. This essentially means that an end-user accessing a website can be delivered video, audio, and other content that is customized based on geographic location, gender, age, or any other predetermined parameter in real time. This system has been used across several platforms, including e-learning, advertising, internet radio and television broadcasting, and enterprise platforms.9

In 2009, Modavox acquired Augme Mobile, which developed a web-based platform that provides marketers, brands and advertising agencies the ability to create, deliver, manage and track interactive marketing campaigns targeting mobile consumers.10 The Augme Mobile platform uses SMS, two-dimensional (2D) code, image recognition, audio detection and other leading technologies as a suite of interactive consumer response mechanisms that link mobile consumers to targeted and interactive mobile marketing content.11

8 “Modavox Company Profile” http://www.modavox.com/
9 “Modavox Company Profile” http://www.modavox.com/
10 “Modavox Completes Acquisition of Augme Mobile”, http://www.quotemedia.com/
11 “Augme Mobile Launches Personalized Mobile Marketing Campaign for Colgate-Palmolive’s Speed
Stick Brand”, http://www.quotemedia.com/

3.   INFORMATION RELIED UPON AND CONSIDERED

In forming our preliminary opinion of fair market value, we have considered and relied upon, without independent verification, documents and information provided by the Company or obtained through publicly available resources. The following is a list of the primary information (including Bates stamped numbers) provided by Modavox and relied upon in our analysis:

Discussions with representatives of Modavox, including:

•	Shelly Meyers, Chairwoman of the Board of Directors

•	Anthony Iacovone - Chief Innovation Officer & President Augme Division

•	Nathaniel T. Bradley - Chief Technology & Product Officer

Other publicly available information, including but not limited to:

•	X Annual Report 2008

•	RoyaltySource Database Search for similar industry licensing agreements

•	Various reports and websites as referenced in the report.

•	“Some Predictions for Online Advertising in 2009”, Seeking Alpha

•	“Behavioral Targeting: Marketing Trends,” eMarketer, June 2008

•	"Mobile Advertising: After the Growing Pains,” eMarketer, March 2008

In addition to the information provided, we relied upon discussions with and Modavox senior management    ; and considered, when possible, the history and nature of the patented technology and Company, the industry in which it operates, its financial situation and current prospects. New information or unforeseen market and business changes could affect estimates made in this valuation.

4.   THE ECONOMIC ENVIRONMENT

When valuing a company or its assets, it is important to consider the condition of, and outlook for, the economy or economies in which the company operates and sells its products and services. This economic analysis is required because the financial performance, and, consequently the value, of a company or its assets are affected to varying degrees by the economic environment in which the company operates.The following sections provide a brief discussion of the economic condition and outlook for the US economy over the next five years.

4.1           Gross Domestic Product

The most widely accepted measure of overall economic growth is GDP, a measure of the aggregate value of all goods and services produced within the country during a specified time period.12  Real GDP growth is forecasted to be -1.9% for 2009.13  The Federal Reserve predicts modest positive growth in 2010, followed by a full recovery and higher sustained growth from 2011 to 2014, after which growth should return to its equilibrium rate of 2.5% to 2.7% annually.14

                                                                       Table 4.115

As investment growth slows due to numerous market factors, unemployment and personal savings rise slightly and private consumption decreases.16 The current economic conditions will most likely cause an extended period of decreased consumption and production until unemployment stabilizes at a lower rate and both households and companies become more comfortable with spending and holding inventories. When the economy rebounds, it is possible that advertisers may be willing to pay higher CPM rates in exchange for the higher return on investment that behaviorally-targeted advertising offers.18

12 Economic Terms Glossary, http://www.economist.com/
13 “The Budget and Economic Outlook: Fiscal Years 2009 to 2019”  http://www.cbo.gov/
14 “The Budget and Economic Outlook: Fiscal Years 2009 to 2019”  http://www.cbo.gov/
15 “The Budget and Economic Outlook: Fiscal Years 2009 to 2019”  http://www.cbo.gov/
16 “Economic Effects of Increasing Tax Rates” http://www.heritage.org/

4.2           Consumer Spending

Consumer spending is a key economic figure that indicates the level of private consumption in the US.19 Because consumer spending drives a large part of the American economy, this index is an important indicator of overall economic health.20 As spending recovers, capital expenditures should increase simultaneously. Companies and advertisers may be willing to spend more on behaviorally-targeted advertising to win consumers, as behavioral targeting creates campaigns that are “more likely to sway the audience”.22

2008 marked the first decrease in consumer spending after nearly 7 years of consistent spending increases, and spending continued to drop through the rest of 2008 and first half of 2009.23  It is my understanding that it is unlikely that consumer spending will increase dramatically in the near future, as households will continue to be cautious about unnecessary expenditures until discernable economic recovery is seen.24

4.3           Employment

Employment data offers measures that determine the amount and percentage of aggregate employed workers, yet also reflects greater economic conditions.25  As employment rates change, the overall level of production and services reflects the demand for workers.26  In the late 1990s, unemployment remained at 4% for nearly three years before the tech bubble burst and the 9/11 terrorist attacks pushed the country into recession.27  Unemployment in the middle of the decade leveled off at approximately 5% before the financial crisis in 2008 caused unemployment to spike upward again.28  The rate is likely to stay high through 2010, as companies continue to be conservative with hiring as the economy recovers.29 By 2014, employment should be steady at near-equilibrium rates, which will allow the economy to obtain current growth projections, and may help increase behavioral targeting revenue.30

17 “Minutes of the Federal Reserve Open Market Committee” http://www.federalreserve.gov/
18 “Behavioral Targeting: Marketing Trends”, David Hallerman. eMarketer, June 2008, p. 2
19 Economic Terms Glossary, http://www.economist.com/
20 “Economic Performance: Doubts remain about the strength of consumer demand”,  http://www.eiu.com/
21 “Economic Performance: Doubts remain about the strength of consumer demand”,  http://www.eiu.com/
22 Behavioral Targeting: Marketing Trends”, David Hallerman. eMarketer, June 2008, p. 9
23 “Economic Performance: Consumer Confidence is at a record low”, http://www.eiu.com/
24“Economic Performance: Doubts remain about the strength of consumer demand”, http://www.eiu.com/
25 “Economic Performance: Recent Indicators Point to the End of Recession”, http://www.eiu.com/
26 “Economic Performance: Recent Indicators Point to the End of Recession”, http://www.eiu.com/
27“Labor Force Statistics from the Current Population Survey,” http://data.bls.gov/
28 “Labor Force Statistics from the Current Population Survey,” http://data.bls.gov/
29 “A Preliminary Analysis of the President’s Budget and an Update of CBO’s Budget and Economic
Outlook”, http://www.cbo.gov/
30 “A Preliminary Analysis of the President’s Budget and an Update of CBO’s Budget and Economic
Outlook”, http://www.cbo.gov/

4.4           Inflation

Inflation is a measure of the increase in prices in the market, and is typically measured by the Consumer Price Index (“CPI”) and the Producer Price Index (“PPI”).31 The CPI measures the consumer’s cost of consumption and the PPI measures the average change over time in the selling prices received by domestic producers for their output.32,33 Inflation held steady at the beginning of the decade but dropped into deflation in 2009 due to the widespread Recession.34  When the economy begins to recover, inflation will increase significantly, and the Congressional Budget Office predicts inflation will grow at a rate slightly above 1% over the next five years35

31 Economic Terms Glossary, http://www.economist.com/
32 “Consumer Price Index”, http://www.investopedia.com/
33 PPI Index, http://www.bls.gov/
34 “Consumer Price Index Data from 1913 to 2009”, http://www.usinflationcalculator.com/
 35 “A Preliminary Analysis of the President’s Budget and an Update of CBO’s Budget and Economic
Outlook”, http://www.cbo.gov/

4.5           Interest Rates

Interest rates indicate the overall state of US debt markets. Current US interest rates are at historical lows in order to stimulate borrowing and encourage economic growth.38  The prolonged period of cheap debt in the middle of this decade resulted in a credit crunch that began in mid-2007 and has yet to recede.39  1-month Treasury bill rates averaged nearly zero in late 2008 and throughout 2009.40  Similarly, 10-year Treasury note rates have fallen as investors flocked to the safety of Treasuries and the Federal Reserve pumped billions of dollars into Treasury bonds to keep rates low.41

Bank interest rates spiked in 2007 and continued to increase through 2008, which led to the recession and the Federal Reserve’s dramatic cut of the federal funds target rate to 0-0.25%. The Fed is expected to hold this rate steady for the next 12 to 18 months, indicating that economic recovery will be slow and prolonged.42,43  Low interest rates will be necessary over the next 12 to 24 months to ensure that banks will lend and companies can borrow. Companies that publish and create behaviorally-targeted advertising may depend on these low rates to continue funding their operations through the recession.

36 “A Preliminary Analysis of the President’s Budget and an Update of CBO’s Budget and Economic
Outlook”, http://www.cbo.gov/
37 “US Inflation”, www.inflationdata.com
38 “Outlook for 2009-10: Monetary Policy”, http://www.eiu.com/
39 “Economic Policy: Mr. Bernanke’s term as Fed Chairman is to be renewed”, http://www.eiu.com/
40 Daily 1-month Treasury bill rates, http://www.federalreserve.gov/
41 “Economic Performance: A surge in long-term yields are a threat to recovery”, http://www.eiu.com/
42 “Federal Reserve Leaves Interest Rates Near Zero”, http://www.latimes.com/
43 “Economic Policy: Market Expectations of Hikes are Misguided”, http://www.eiu.com/

5.   INDUSTRY OVERVIEW44

5.1           Advertising

The advertising industry has suffered in the recession as companies have slashed marketing expenditures to save cash.45 Total advertising expenditures dropped 14% from 2008 to 2009, and that spending will continue to decrease in 2010 before picking up again in 2011.46  Internet advertising has fallen at a slower pace than traditional forms of advertising, as internet ads have higher ROIs and can be targeted more easily to the consumer.47

Online advertising is a form of marketing that expressly utilizes the World Wide Web (“internet”) to deliver product information and messages to attract customers. There are many differing forms of online advertising utilized in today’s market place. Several examples are contextual ads (that utilize key word search technology) displayed on search engine results pages, banner ads, Rich Media Ads, social networking advertising, online classifieds and email spam, among others. Though projections and beliefs in early 200850 were that online advertising would be able to “power through any broader economic and advertising weakness,”51 this has not come to fruition as the online advertising market has also experienced the backlash of the recent economic downturn. However, the behavioral targeting portion of the market is seen as a means for increasing the effectiveness of online advertising because it has generally higher click through and conversion rates.52

44 Unless otherwise indicated, information for this section provided by eMarketer, “Behavioral Targeting: Marketing Trends”
45 “Nothing to shout about: things are still getting worse for the advertising industry,”
http://www.economist.com/
46 “Nothing to shout about: things are still getting worse for the advertising industry,”
http://www.economist.com/
47 “Nothing to shout about: things are still getting worse for the advertising industry,”
http://www.economist.com/
48 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008
49 :”U.S. Advertising Spending”, eMarketer, June 2008

5.2           Online Behaviorally Targeted Advertising

Behavioral targeting is an online technique that utilizes software and hardware methods to serve advertisements to specific internet viewers. This technology segments the target audience based upon observed content and measured data. This is a data driven process and the quantity of data is important in obtaining accurate information about the viewer so that appropriate advertising can be delivered in real time.  Behavioral targeting has the potential to become the most valuable and most often utilized form of online advertising. There are several reasons that behavioral targeting holds significant underlying value, which include:

•	Behaviorally-targeted advertising campaigns are more likely to sway targeted audiences53
•	Publishers may make more money from previously unsold advertising inventory54

•	The processes that make up behavioral targeting are complex and technologically advanced55
•	Behavioral targeting provides companies extremely valuable data56

•	Behavioral targeting will likely be used by large companies as a facet of an overall marketing plan, in addition to being used as solely an online advertising medium57

•	Online advertising and behavioral targeting are seen as “glimmer[s] of hope in the recession”58

Due to the continuing development of technologies that drive the behavioral targeting market, the US market size was approximately $775 million in 2008. However, based upon projections and a return to growth of the overall economy, this amount is projected to exceed $4 billion by 2012. The marked increase in the size of this market is due to the following:

•	behavioral targeting’s greater effectiveness for both branding and direct response objectives will draw in more marketers despite concerns for transparency59

•	brand marketers are shifting a higher portion of their advertising budget to the internet space, but this won’t have a significant impact until 201060

50 “US Online Ad Market Expected to Double in Four Years”, http://www.informationweek.com/
51 “Let’s be serious: Online Display Ads will fall sharply in 2009”, http://www.businessinsider.com/
52   “Will the Recession Kill Web 2.0”, http://online.wsj.com
53 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008
54 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008
55 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008
56 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008, p. 5
57 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008, p. 8
58 “New Dynamics in Digital Advertising”, http://www.reportlinker.com/
59 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008
60 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008

•	by 2012, online video advertising will be firmly established.61

Even when the behaviorally targeted advertising market reaches $4.4 billion, it will only represent approximately 9% of the total online advertising market still leaving plenty of room for growth in the next decade. Behavioral targeting technology is expected to advance and expand in the next few years, most notably into the mobile arena.

5.3           Mobile Behavioral Targeting Advertising

Mobile behavioral targeting is an emerging form of advertising that uses behavioral targeting technology to deliver content through mobile devices.62All four major internet portals—                           currently offer mobile advertising solutions.63Modavox added a mobile component to its portfolio in 2009 when it merged with Augme Mobile.64  Mobile advertising uses the same types of advertisements as traditional online advertising, but uses a chip inside of a cell phone or PDA rather than collecting data through webpage visits.65 The chip harnesses consumer information and preferences and targets advertisements based on these preferences66 granting access to consumers through a new, more profitable channel.67

61 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008
62 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008, p. 5
63 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008, p. 15
64 “Modavox Completes Acquisition of Augme Mobile”, http://www.quotemedia.com
65 Conversation with Anthony Iacovone
66 Conversation with Anthony Iacovone
67 Conversation with Anthony Iacovone

6.   VALUATION METHODOLOGY

6.1           Premise of Value

          As discussed earlier, Kenrich Group’s assignment was to determine settlement values for the X litigation and the fair market value of Modavox as of October 1, 2009.

Our analysis focused on identifying and quantifying what sellers and buyers consider when negotiating for the sale or license of assets, specifically, the economic value that the buyer gains by taking ownership of the assets or rights to the assets, and the economic value that the seller gives up by transferring ownership of, or certain rights to, the assets to another party.

6.2           Methods for Determining Value

In determining the settlement value for the fair market value associated with the subject     assets, we evaluated the relevance and feasibility of several approaches commonly used in the valuation of assets. The following is a discussion of the valuation methods considered and our conclusions regarding the applicability of each.

There are three basic, generally accepted approaches for valuing a business or asset:

•	Income approach

•	Market approach

•	Cost approach

These approaches utilize the line of reasoning a prudent investor would follow in estimating the value of an asset. The appropriateness of a particular approach varies with the specific asset valued and the available information. When more than one approach to value is appropriate, it is necessary to reconcile the approaches and weigh the results in consideration of the asset being valued to determine FMV.

Table 6.2: Summary of Valuation Analyses

Scenario (in millions)	Low	High

X Litigation/Licensing Value (Online)	$146.3	$146.3

Value of Patent Portfolio to X Internally and the Industry Litigation Value (Online)
Industry Litigation Value for the Online Behavioral Targeting (Not Including X )	$693.5	$1,456.7
Value to X Internally (Increased Profit) of Patent Portfolio to X (Online only)	$570.0	$570.0
Sub-Total: Value of Patent Portfolio for X Internally and Industry Litigation (Not Including X ) (Online)	$1,263.5	$2,026.7

Value of Patent Portfolio for X Internally and Industry Litigation (Mobile)
Industry Litigation Value: Mobile Behavioral Targeting	$142.0	$524.2
Value to X Internally (Increased Profit) of Patent Portfolio to X (Mobile only)	$112.6	$188.3
Sub-Total: Value of Patent Portfolio and Industry Litigation (Mobile)	$254.6	$712.6

After-tax Value to Online Behavioral Targeting Industry Internally (Increased Profit)
Value of Patent Portfolio to Industry (Online Only)	$5,001.0	$5,001.0
25% Rule of Thumb	25%	25%
25% Profit Split Apportionment Value	$1,250.2	$1,250.2

After-tax Value to Mobile Behavioral Targeting Industry Internally (Increased Profit)
Value of Patent Portfolio to Industry (Mobile Only)	$1,315.4	$1,315.4
25% Rule of Thumb	25%	25%
25% Profit Split Apportionment Value	$328.9	$328.9

Total Value
Value of X Litigation/Licensing	$146.3	$146.3
Value of Acquisition of Modavox	$1,518.0	$2,739.3

6.3           Income Approach

The income approach measures the value of a business by the present value of its future economic benefits over its remaining economic life.  These benefits can include earnings, cost savings, tax deductions and proceeds from its disposition.
The duration and timing of the cash flow stream are determined by forecasting the useful life of the asset. The useful life of the asset can be determined in many ways, several of which include: (1) the physical or service life of the asset, (2) the statutory or legal life of the asset, (3) the economic life of the asset or (4) the functional or technological life.

The primary method under the income approach is referred to as the discounted cash flow (“DCF”) method and involves discounting expected cash flows to their present value at a rate of return that incorporates the risk-free rate for the use of funds, the expected rate of inflation and risks associated with the particular investment.

The business risk associated with the realization of the stream of expected cash flows may be captured through the use of an appropriate discount rate, probabilities of success within the inputs used to forecast the cash flows or through a combination of these factors. The discount rate selected is generally based on rates of return available from alternative investments of similar type and quality as of the valuation date.

When the valuation of an entity in which the primary source of value is an intellectual property asset, the Relief-from-Royalty Approach is frequently used. The following report section provides a discussion of this approach and how it may be used to quantify the expected cash flows attributable to intellectual property assets.

6.3.1            Relief-from-Royalty Approach

The Relief-from-Royalty Approach determines a property’s value by looking at what the owner of the property would pay in royalties if he did not own the property and had to license it from a third party. This approach can be used to quantify the royalties a company would have to pay for the rights to license their own intellectual property.

The lump-sum fair market value of the intellectual property under this method is calculated as the net present value of royalty payments. The projected royalty payments are derived by applying a royalty rate to an appropriate royalty base.  The royalty base is generally established by forecasting the expected revenues to be generated throughout the useful life of the intellectual property. The royalty rate is generally a percentage rate that establishes the potential cash flow that can be associated with the intellectual property. The royalty rate is determined by what a licensee would be willing to pay for use of the intellectual property.

6.3.1.1              Methods for Determining the Royalty Base

Revenue Approach

Product and services protected by Intellectual Property rights have been used to enhance market share, to create and expand the market as a whole, and to increase sales prices. In such situations, revenue increases may be an appropriate basis determining an appropriate royalty base. The primary economic benefits of the subject patent(s) are maintained/increased revenues due to enhanced customer loyalty and due to more effective sales efforts to potential new customers.

Cost Savings Approach

The cost savings approach is not applicable to the present situation because the benefits provided by the patented technology are not related to cost savings.

6.3.1.2              Methods for Determining the Royalty Rate

Market Approach

The Market Approach to valuation may be appropriate in determining a royalty rate because the approach looks at actual arms-length transactions that have been negotiated between willing buyers and willing sellers. Kenrich Group used RoyaltySource and RoyaltyStat as its sources for market licenses in the industry.

Excess Earnings Approach

The Excess Earnings Approach is based on the idea that a property’s value can be assessed by the incremental earnings of proprietary products/service relative to an identical but non- proprietary product/service. As used in this context, a proprietary product/service is one that represents the property under consideration. The excess earnings could result from the product/service demanding a price premium, increasing manufacturing cost savings, or producing larger sale quantities.

Profit Apportionment Approach

The Profit Apportionment Approach is a method used to determine a reasonable royalty under an arm’s length transaction. The idea behind this approach is that the licensee and licensor should share the anticipated profit. Several methodologies have been used or suggested for achieving an appropriate profit split between parties. Most of these approaches attempt to create a division of anticipated profit that is appropriate with the nature of the intellectual property and risks assumed by each party.

Profits have been apportioned using both objective and subjective methods. Objective methods generally focus on the licensee’s required return on capital invested or assets used to utilize the intellectual property. In the case of licensing intellectual property assets, there are several rules of thumb that are used when determining a profit split. One of these rules of thumb is referred to as the 25% Rule. The 25% Rule tends to be a starting point in licensing transactions and should be increased or decreased depending on the particular situation.

6.4           Market Approach

Asset values calculated by using the Market Approach are derived from utilizing comparable asset transactions between unrelated parties. The weight that a comparable asset transaction holds is largely dependent upon if the transaction is sufficiently similar to the assets at issue. There are several factors that should be considered when assessing if a comparable asset transaction is sufficiently analogous to the proposed transaction involving the parties in question such as: the nature of the industry the assets are utilized in, the terms of the transaction and/or agreement, the actual assets involved in the transaction, the circumstances surrounding the parties in the comparable asset transaction, and other elements that would affect the transaction or agreement terms.

The Market Approach is useful in that it references actual arms-length transactions between a willing buyer and willing seller. Therefore, it can result in creating a useful proxy for the value of the assets in question, and can be an important method for determining the significance of asset value.

6.5           Cost Approach

The cost approach measures the value of a business or asset by the cost to create and develop the assets under consideration or the cost to replace it with another of like utility. The assumption underlying this approach is that a party would not pay more than the cost to purchase or develop new property that has the same value.

When applied to the valuation of intellectual property, the cost approach may be used when a functionally equivalent non-infringing alternative may be reproduced or replaced.68 The cost of reproduction or replacement may also reflect the cost a company may avoid by buying, rather than duplicating, a similar technology.69

The cost approach may have certain limitations such as it may lack consideration for all elements of future income or profit streams, market considerations, useful life and the risk associated with realizing future benefits. Due to the limitations of the cost approach, we did not use it in our consideration of value for Modavox.

68 Smith, Gordon (2005) Intellectual Property: Valuation, Exploitation and Infringement Damages
69 Reilly & Schweihs (1999) Valuing Intangible Assets, p. 96-97

7.   VALUATION METHODS APPLIED

In a valuation study, all three approaches to value may need to be considered, as one or more may be more appropriate in valuing a business or asset. The appropriateness for the various valuation approaches in valuing the assets of an entity varies with the particular company and industry.

For the purpose of the present valuation, fair market value estimates were established through application of the income approach using the discounted cash flow method. We also reviewed the market approach utilizing the comparable transaction method. However, this method was altered as the value that could be obtained by Modavox has been greatly hindered by the large amount of infringement that has occurred throughout the industry.

In regards to the income approach, we determined value under several different analyses, including the preliminary value of the damages likely to result in litigation with X the preliminary value of X litigation associated with the remaining allegedly infringing behavioral targeting in the industry, the preliminary value of X’s utilization of the behavioral targeting patents in their business operations, the preliminary value of the mobile behavioral targeting industry litigation as well as the preliminary value of the patent portfolio as utilized by the mobile advertising industry and by X in the ordinary course of their business.

8.   PRELIMINARY BUSINESS ENTERPRISE VALUE OF MODAVOX

8.1           The Income Approach

8.1.1           Preliminary X Litigation/Licensing Value

In determining the preliminary value of the X litigation for                             we have utilized the Income Approach and segmented the analysis into the following sections:

1.   Quantification of royalty base – revenues from US Sales of X products utilizing the patented technology

2.   Establishment of an appropriate royalty rate – a percent of sales

3.   Accounting for risk

8.1.1.1              Royalty Base

The first step in determining the preliminary settlement amount was to determine a reasonable preliminary royalty base. Based upon financial information we obtained from publicly-available sources as well as independent research performed, we estimated the preliminary amount of revenues which were relevant for royalties related to the patented technology.

To determine the appropriate preliminary royalty base we needed to determine which revenues generated by X would utilize the patented technology. Secondly, we needed to determine the percentage of these revenues that would be further increased through use of the technology. Finally, we needed to determine the amount these specific revenues would be increased. By performing the above three tasks, we were able to obtain the preliminary royalty base that would be applicable to use in regards to the patented technology. Based upon this preliminary analysis, it was determined that the patented technology would be used by some portion of X’s Media and Third Party Network revenues.

In order to determine projected yearly revenue growth for these two segments, we utilized overall projected growth for the online advertising industry as provided by a recognized industry source, Seeking Alpha.70  We then applied this growth rate to the total revenues obtained in X’s Media and Third Party Network segments. For the year 2009, we annualized the average results obtained during the first two quarters. We then applied the above methodology to obtain a preliminary value of the litigation (including amounts for future licensing).

We understand that the economy did enter a recession after the projections we utilized were published. However, it is our understanding that this would have a minimal impact on the projections for the following reasons:

•	the increased effectiveness of behaviorally targeted advertising – advertisers want advertising that will reach their target audience71

70 “Some Predictions for Online Advertising in 2009”, http://seekingalpha.com/
71 “Behavioral Targeting”, http://www.emc.com

•	the relatively low percentage that behavioral advertising represents in regards to total advertising – larger percentage growth is easier to obtain when the revenue base is small.72

Though the overall growth of the behaviorally targeted advertising market is far greater than the total online advertising market, the behaviorally targeted market is still in relative infancy. As such, we believe the projections we have utilized are conservative with the results that have been or will be obtained by this market.

8.1.1.2              Royalty Rate

8.1.1.2.1         Comparable Patent Licensing Agreements

To determine an appropriate preliminary royalty rate to value the subject patents, Kenrich employed the Market Approach and used indicia of value from the Excess Earnings Approach. The Market Approach values assets based on comparable transactions between unrelated parties. Hence, in the context of determining a reasonable royalty rate, use of the

Market Approach entails searching for negotiated royalty rates from licensing transactions for similar assets. We identified multiple license agreements for patents in the related industry to establish an appropriate royalty rate. The table below provides a summary of the identified agreements at this time.73

Table 8.1: Licensing Agreements of Similar Companies

		Royalty Rate
Licensee	Licensor	Low	High
VALUECLICK EUROPE LIMITED	VALUECLICK, INC.	5.00%	5.00%
AMERICOM USA, INC.	SYSTEAM SPA	8.00%	8.00%
HIGH SPEED NET SOLUTIONS, INC.	SUMMUS LTD	10.00%	10.00%
VALUECLICK JAPAN INC.	VALUECLICK, LLC	10.00%	10.00%
MIND2MARKET, INC	UINFO INTERNATIONAL, INC.	10.00%	10.00%
E-CENTIVES, INC.	BRIGHTSTREET.COM, INC.	10.00%	10.00%
Mode		10.00%	10.00%

The license agreements listed in the table above include a variety of those related to the industry of concern and indicate a royalty rate of 10%.

8.1.1.2.2 Excess Earnings Approach

The Excess Earnings Approach has been used to calculate an implicit royalty rate from the excess earnings from the use of the patented technology. In order to do so, Kenrich made use of the 25% rule as mentioned previously to calculate the implied rate and compare to the rate(s) utilized in determining the preliminary value of the patented technology.

We analyzed the total profitability of the industry and found it to be approximately $5.0 billion, 25% of which is $1.25 billion.

72 “Behavioral Targeting: Marketing Trends,” eMarketer, June 2008
73 Royalty Source intellectual property database by AUS Consultants.

In order to determine a preliminary royalty rate using the Profit Apportionment of Excess Earnings Method, a common rule of thumb used in licensing negotiations for intellectual property assets is the 25% Rule. The 25% Rule states that 25% of the profits or cost savings resulting from the intellectual property assets should go to the licensor. The rationale for this approach is to provide the licensee with the majority of the profits for undertaking resultant business risks associated with developing and selling the product. The 25% Rule tends to be a starting point in licensing transactions, and the profit split can be higher or lower depending on the particular facts and circumstances of the intellectual property to be licensed. The negotiated partition of profits should ultimately reflect each party’s contribution to the venture or, in this case, the relative importance of the patents to the revenue generating abilities of the potential buyer.

After excess earnings are established, a portion of this excess must be allocated to the licensor. Kenrich Group utilized a 25% apportionment to the licensor, based on the “25% rule of thumb,” to value the patents. The following table provides a summary of our royalty rate analysis.

Table 8.2: 25% Rule Calculation

Total (2009-2018)

Total Revenue Increased*	$4,159
25% Rule Increased Profitability*	$520

Percentage Revenue Enhanced	12.50%
*in millions

Based on the 25% rule of thumb applied to the excess profits, the resulting royalty rate exceeds the percentage of additional revenue, at approximately 12.5%.

As displayed above, there is a range between the rates identified by the Market Approach above. However, the 10% rate is further reinforced through our preliminary Excess Earnings Approach.

8.1.1.3              Accounting for Risk – Discount Rate

One of the fundamental steps in financial valuation is the determination of a lump-sum value of an asset as of a prescribed date. The methodology in performing such a calculation is often termed Net Present Value (“NPV”), and this methodology is well-established. Such NPV calculations depend on two primary factors: the forecasted revenue stream and associated timing, and the discount rate. In previous sections, we presented our opinion on the forecasted cash flows. In this section, we provide our rationale for determination of the discount rate.

As mentioned earlier in our discussions of the Income Approach, the discount rate used in any income-based valuation model should reflect a rate of return on investment that is appropriate for the type of asset under consideration and for the party investing in said asset. We examined the Weighted Average Cost of Capital (“WACC”) for X and others in the industry, where that information was available. The WACC is a measure of a firm’s cost of funds considering both the cost of equity (“COE”) and the cost of debt. The results of our analysis are presented in the following table.

Table 8.3: Weighted Average Cost of Capital for Similar Companies 74

Company	WACC
AOL	8.05%
Yahoo!	10.63%
Google	9.79%
MSN	8.72%
Baidu	11.04%
Expedia	10.74%
Priceline	7.77%
WebMD	10.53%
United Health Online	8.88%
Average	9.57%

Intangible assets, especially those involved in litigation, are typically riskier than the overall risk of a company.  After discussions with the counsel for the Company, and based upon the current status of the litigation in which Modavox is involved, a preliminary discount rate of 25% was selected to bring the royalty income to present value terms.

8.1.1.4              Preliminary X Litigation/Licensing Valuation Conclusion

Based upon the royalty rate analysis
and the fundamental nature of the patents owned by Modavox, we believe preliminary value obtained using the 10% royalty rate are more appropriate. As such, it is our opinion that the preliminary value oflitigation with X is approximately $146 million.

8.1.2           Preliminary Litigation Value for the online Behavioral Targeting (not including X)

These analyses are associated with the preliminary value of the online behavioral targeting technology patents to X or another major industry player. We considered the preliminary value of the litigation associated with the relevant industry, less the litigation value associated with X as discussed above.

8.1.2.1              Royalty Base

We determined the preliminary royalty base associated with the industry by utilizing the eMarketer report referenced above. This report projects the revenues associated with online behaviorally targeted advertising to be $775 million in 2008 and grow to $4.4 billion in 2012. However, as the patents do not expire until 2019 at the earliest, we projected preliminary revenues from 2013 – 2019. We believe these estimates to be conservative predicated upon the growth that is projected from 2008 – 2012. Though the growth may well exceed what we have projected at this time, it is unlikely that the industry will experience growth below these projections. As such, we have conservatively estimated the preliminary royalty base associated with the industry litigation.

74 Bloomberg

8.1.2.2              Royalty Rate

We utilized the same preliminary royalty rates referenced above in our analysis associated with the X Litigation/Licensing analysis of 10%. Please see above section for discussion of the royalty rate.

8.1.2.3              Accounting for Risk – Discount Rate

Due to the infancy of the market, we have utilized discount rates of approximately 35% and 60% in order to determine the value associated with the industry intellectual property litigation.

8.1.2.4              Litigation Value for the online Behavioral Targeting Conclusion

Using the inputs described above, we have estimated that the total preliminary value of the litigation revenues minus costs for the industry litigation to fall between $693.5 million and $1.46 billion.75

8.1.3           Value to X internally (increased profit) of Patent Portfolio (online only)

The preliminary value under this scenario is directly related the value of the ownership of the patented technology on an after-tax basis as used by X. In this method we utilized the Discounted Cash Flows (“DCF”) Method. The DCF Method is used to estimate the present value of the increased future cash flows of X made possible by the Modavox patented technology utilized by X. In order to calculate our projections, we have relied upon the industry projections referenced previously, research articles produced by industry experts, and publicly available information. We have analyzed all of this information for reasonableness and believe that the projections provided reflect the most current preliminary information available for the purposes of valuation.

The DCF analysis using the forecasted future cash flows were prepared on an invested capital basis. Invested capital refers to the aggregate of all classes of debt and equity invested in the business. In preparing a DCF analysis on an invested capital basis, forecasted debt-free cash flow is discounted to present value using the weighted average cost of capital (“WACC”). Interest expense is excluded from the forecast as debt-free cash flow represents an economic benefit that is available to all capital holders of an enterprise.

75 This estimate does not include the value of the X litigation.

Upon analysis of the relevant and available information, the net cash flow of Modavox, as operated by X was calculated as follows:

CF = EBIT - Taxes + Depreciation - Capex =/- Change in NWC
CF	= Forecasted net cash flow to invested capital
EB IT	= Earnings before interest a and taxes (operating income)
Taxes	= Estimated blended State and Federal income tax rate
Depreciation	= Depreciation (if applicable)
Cape x	= Required maintenance and deferred capital expenditures (if applicable)
NWC	= Net working capital

In typical valuations, a terminal value, also termed residual value at the end of the forecast period is computed through use of an exit multiple or capitalization of long-term cash flows. However, since patents have a limited life of 20 years, we did not feel it was appropriate to include a terminal value in our calculation.

After adjusting earnings to arrive at net cash flow, it was then necessary to discount the cash flow to present value at a rate commensurate with the inherent risk associated with the cash flow. The WACC is predicated upon the general level of interest rates, plus premiums for business and financial risks. Financial risk refers to the possibility of bankruptcy and variability of the returns to equity holders. The discount rate incorporates the level of risk in achieving the amount of revenue and resulting profitability inherent in the projections. We have utilized X’s WACC of 8.05% in regards to the risk associated with the projected cash flows.

At this time, I understand X is making use of the technology and has been doing so since

This usage will only increase with time.                                                             at this time insures                                                  of the ability to continue to use the technology.  If                                                        , X will be able to decide in the market has access to the patented technology.   As such there is substantial value to X in owning the patented technology.

8.1.4           Value to X internally (increased profit) of Patent Portfolio (online only) Conclusion

Based upon the DCF Method, the fair market value of Modavox is approximately $570 million in additional cash flows when operated under X.

8.1.5           Value of Patent Portfolio and Industry Litigation (Online)

Based upon the acquisition of Modavox, X may be expected to gain $1.25 billion in economic value. This value is substantially higher than the value related to licensing the patents alone.

8.1.6           Value of Mobile Behavioral Targeting Market

The preliminary value of the patent portfolio when applied to the mobile behavioral targeting market is substantial and in addition to the value of the online behavioral targeting market. We first considered the preliminary value of     litigation associated with the relevant market

once again due to the fundamental nature of the patents. Secondly, we considered the preliminary value of the technology to X for use internally.

8.1.7           Industry Litigation Value – Mobile Behavioral Targeting Market

8.1.7.1              Royalty Base

The industry projections provided by Mobile Stance 76 indicate the mobile advertising market is going to grow from $2.8 billion in 2009 to $6.5 billion in 2012. In order to determine the portion of the total mobile advertising marketing that will utilize behavioral targeting we have estimated that the market will grow at a rate similar to that of the adoption of behavioral targeting in the online advertising market.

8.1.7.2              Royalty Rate

We used the previously determined royalty of 10% to estimate the litigation value of the mobile portion. Please see previously discussed section for royalty rate.

8.1.7.3              Accounting for Risk – Discount Rate

In regards to the risk associated with obtaining the cash flows related to litigation, we have utilized discount rates of approximately 33% and 60% in order to determine the preliminary value associated with the industry intellectual property litigation.

8.1.7.4              Industry Litigation – Mobile Behavioral Targeting Valuation Conclusion

Using the variables described above, including the discount rate, royalty rate, and revenue and cost projections, we estimate the litigation value of the patent portfolio in the mobile industry to be between $142 and $524.2 million.

8.1.8           After Tax Value of Patent Portfolio to X for Internal Use (Mobile Market Only)

The preliminary value under this scenario is directly related to the value of the ownership of the patented technology as used by X in the mobile market. As is the case when we determined the value of the patent portfolio in regards to X’s online advertising use, we utilized the more classic approach related to whole business valuation through use of Discounted Cash Flows (“DCF”) Method, as explained in section 8.1.

We first adjusted earnings to arrive at net cash flow, then discounted the cash flow to present value at a rate commensurate with the inherent risk associated with the cash flow. The WACC, as stated previously, is predicated upon the general level of interest rates, plus premiums for business and financial risks. The discount rate incorporates the level of risk in achieving the amount of revenue and resulting profitability inherent in the projections. We used X’s WACC of 8.05% to discount the cash flows.

To obtain a range of preliminary value for X internally utilizing this technology in the mobile market, we have used growth rates that would mirror that associated with the growth of behavioral advertising in the online market. However, based on discussions with Modavox management, we understand it is likely that adoption of behavioral advertising in the mobile market may be more rapid than that of the online market.

76 “Full Coverage: Mobile Advertising After the Growing Pains”, http://www.mobilestance.com/

Because the market has yet to be firmly established, we have added a preliminary 10% risk premium to the industry WACC in discounting the appropriate cash flows. This gives a discount rate of approximately 18%; we believe this is appropriate given the current state of the market, the projections utilized and the attributes associated with X. This is comparable to the lower range of return generally required by venture capital firms.77 This situation is comparable with less risky venture capital investments as the overall technology (behavioral targeting) and market (mobile advertising) are established and are simply being married to one another, thus reducing the required rate of return.

8.1.8.1              After-Tax Value of Patent Portfolio to X for Internal Use within the Mobile Market Valuation Conclusion

Based upon the DCF Method, the preliminary fair market value of the patent portfolio to X when applied to Mobile Advertising revenues is approximately $112 million and $188 million utilized internally by X.

8.1.9           Total Value of Patent Portfolio Internally and Industry Litigation to X (Mobile Market Only) Summary

Based on the acquisition of Modavox, X would be expected to gain between $255 million and $712 million in economic value as a result of use of the patented technology in the mobile market. This preliminary value is an addition to the value of the online behavioral targeting market to X. This acquisition would give X the rights to the patent portfolio as they relate to the mobile behavioral targeting advertising market.

  8.1.10          Preliminary Internal Value of the Patent Portfolio to the Industry for the Online and Mobile Behavioral Targeting Market

The preliminary value associated with the online patent portfolio for the industry (less X), of additional revenues on an after-tax basis, is approximately $5.0 billion. Additionally, the preliminary value of additional revenues on an after-tax basis associated for the mobile industry is $1.25 billion. This situation represents a significant competitive advantage to any company that purchases Modavox and provides additional indicia regarding the value of Modavox in total.

By purchasing Modavox, X would not only be able to gain value internally
I understand they would most likely be able to receive a permanent injunction or license from their competitors, directly increasing their own market share and positively impacting the current profitability of this behavioral targeting program.

8.2           The Market Approach

In addition to the Income Approach, Kenrich Group also used the Market Approach to determine the preliminary fair market value of the subject patents. The market approach to valuation is a general way of developing a value indication of a business by using one or more methods that compare the subject company to similar businesses, business ownership interest and securities (investments) that have been sold. A popular method used in the Market Approach is to consider comparable asset transactions from unrelated parties.

77 "The Discount Rate Used by Venture Capital Funds", http://e-articles.info/

The weight that a comparable asset transaction holds is largely dependent upon if the transaction is sufficiently similar to the assets at issue. There are several factors that should be considered when assessing if a comparable asset transaction is sufficiently analogous to the proposed transaction involving the parties in question such as: the nature of the industry the assets are utilized in, the terms of the transaction and/or agreement, the actual assets involved in the transaction, the circumstances surrounding the parties in the comparable asset transaction, and other elements that would affect the transaction or agreement terms.

The Market Approach is useful in that it references actual arms-length transactions between a willing buyer and willing seller. This method only applies to the value of the Company and is not related to any revenues from potential litigation that may be pursued.

8.2.1           Comparable Transaction Analysis

We considered a number of transactions within the online behaviorally targeted marketing industry that occurred within the past couple of years. Based upon our research, we identified six transactions during this period in which the transactions terms were disclosed. A summary of the transactions is presented in the table below.

Table 8.4: Comparable Transactions

Acquirer	Acquired	Purchase Price	Date
Yahoo!	Overture	$1.73B	July 2003
Google	DoubleClick	$3.2B	April 2007
Microsoft	aQuantive	$6B	May 2007
AOL	Tacoda	$275M	September 2007
Yahoo!	BlueLithium	$300M	September 2007
AOL	Quigo	$340M	November 2007
Median	-	$1,035M	-

From April to November 2007, significant consolidation took place in the online advertising industry. All four major internet players—AOL, Google, Microsoft, and Yahoo!—purchased companies with large online advertising platforms and targeting abilities. In total, over $10 billion in transaction activity occurred in those seven months.78

AOL bought Tacoda in September 2007 amid the frenzy of advertising consolidation among the big four internet players.79 Both Tacoda and Quigo were acquired to add to X’s Platform-A (now X Advertising), an online advertising platform that allows advertisers to display contextually-targeted advertisements and gives them superior data analytics.80 The Tacoda and Quigo acquisitions allow X to collect data and target specific individuals based on their internet search habits.81

78 See table 8.4
                                                             http://www.clickz.com
80                                                           , http://www.reuters.com/
                                                            http://www.reuters.com/

In order to increase its competitiveness in the advertising market, Google purchased DoubleClick in April 2007.82 The acquisition gave Google a large network of advertising buyers and sellers, as well as enhanced display advertising abilities.83

Microsoft enhanced its advertising platform with its acquisition of aQuantive in 2007.84 The firm both owns advertising agencies and develops online advertising tools and platforms; it was purchased by Microsoft to keep up with Google’s and Yahoo!’ in the advertising market after both companies completed similar transactions.85

In 2003, Yahoo! bought Overture in order to enhance its search engine to compete with Google in the search market. Yahoo! later acquired BlueLithium to broaden and enhance its targeting and data analytics.87

8.2.2           The Market Approach – Valuation Conclusion

It is my understanding that a large amount of infringement within the industry has prevented Modavox from maximizing the value of its fundamental technology. Due to the unique facts and circumstances of the present situation, we have decided to use The Market Approach as a benchmark supporting the preliminary value obtained from The Income Approach. The Market Approach suggests a median purchase price of $1,035 million.

8.3           The Cost Approach Consideration and Indication

As described above, the cost approach measures the value of a business or asset by the cost to create and develop the assets under consideration or the cost to replace it with another of like utility. The assumption underlying this approach is that a party would not pay more than the cost to purchase or develop new property that has the same value.

When applied to the valuation of intellectual property, the cost approach may be used when a functionally equivalent non-infringing alternative may be reproduced or replaced.88  The cost of reproduction or replacement reflects the cost a company may avoid by buying, rather than duplicating, a similar technology.89  Given the facts of the issue at hand, we have determined the Cost Approach is not indicative of the value of the Modavox entity.

82 “AOL to Buy Quigo as Last Advertising Deal”, http://www.reuters.com/
83 “Google’s DoubleClick Strategic Move”, http://www.businessweek.com/
84 “Microsoft Buys aQuantive for $6 billion”, http://money.cnn.com/
85 “Microsoft Buys aQuantive for $6 billion”, http://money.cnn.com/
86 “Yahoo! to Acquire Overture”, http://docs.yahoo.com
87 “Yahoo! Announces Agreement to Acquire BlueLithium”, http://yhoo.client.shareholder.com
88 Smith, Gordon (2005) Intellectual Property: Valuation, Exploitation and Infringement Damages
89 Reilly & Schweihs (1999) Valuing Intangible Assets, p. 96-97

9.   PRELIMINARY FAIR MARKET VALUE CONCLUSIONS

In this study, we considered the three main approaches in valuing intellectual property assets: the income approach, the market approach, and the cost approach. In conducting our analysis and taking into consideration all available information, we have determined that the income approach is the most appropriate method for valuing Modavox. Based upon the analysis presented in this report and information available to us, it is our opinion that the current fair market value of the Company is between approximately $525 million and $575 million.

10. COUNTERVAILING FACTS & RISK FACTORS

I have reviewed and considered countervailing facts in this case to further test the appropriateness of my opinion. Among the most notable of these factors are the following:

10.1           Litigation Risks

Like any other litigation and enforcement action, Modavox faces some risk that the patent(s) may be found invalid, not infringed, or unenforceable.  I have accounted for this underlying risk by basing my “Income Approach” on an appropriate, risk-adjusted discount rate and royalty rate. Values indicated by the Market Approach already encompass litigation risk as well.

We conducted a review on specific US Patent and Non-Patent Literature (NPL) documents that relate to U.S. Patents 6,594,691 and 7,269,636 (Modavox’s patents). 90 The review was related to inventions within the field of computer networks, and more specifically to methods and systems for adding function to Web pages that are accessible through the Internet. The review identified five (5) U.S. patent documents that appear to be of central interest 91 and also identified one (1) NPL document that appears to be of peripheral interest.92

I have relied upon documents indicating the scope and breadth of specific claims; I have not reached an independent conclusion about these topics. It is my understanding that none of the identified documents disclose, teach or suggest the use of Modavox’s patented technology. It is my understanding that a court of law may hold Modavox’s patents to be novel and/or non-obvious over the identified documents.

10.2           Judicial and Legislative Risk

Modavox’s patents also face some exposure to judicial and legislative risk, such as the risk that changes or amendments to the law or the patent statute may impair the rights and values associated with United States Patents. However, I am unaware of any specific risks, and I am further unaware of any reason that Modavox’s patents would face more judicial and/or legislative risk than any other issued United States Patent.

Accordingly, it is my understanding that this countervailing risk factor is appropriately accounted for in my valuation mode, as my risk-adjusted discount rate of 25% exceeds the WACC rates for industry competitors.

90 I have completed my review with available evidence. Any assessment made herein is based upon the analyst’s interpretation of the subject matter. The valuation analyst does not practice law; therefore the results of this study DO NOT constitutes a legal opinion of any kind or nature as to any aspect of the present invention. Users who wish a legal opinion as to the patentability of any invention or the validity or enforceability of any patent are invited to obtain legal counsel for this purpose. The Kenrich Group assumes no liability of any kind and the users of this study agreed to release and hold Kenrich Group harmless therefore.
91 US Patents 6,516,338; 6,477,550; 6,304,893; 6,266,681; 5,923,885
92 Baker, James. "Algorithm Animation Over the World Wide Web." ACM Inc.. (1996): 203-212. Print.

11. STATEMENT OF GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

The Kenrich Group and its employees have no concerted interest in the assets valued in the study. Because Kenrich Group’s compensation is based on fees, the estimated values contained in the opinion are independent of the employment and compensation of Kenrich Group personnel.

Krista F. Holt assumes accountability for the valuation of Modavox on behalf of all Kenrich Group personnel.

The goal of this report is                                                    to estimate the Fair market business enterprise value of Modavox. Generally fair market business enterprise value is “the price at which the property would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.”93

The valuation of Modavox on behalf of The Kenrich Group is subject to the following assumptions as listed below:

1.	The preliminary value in this report is valid as of the date of the valuation.

2.
Kenrich Group has assumed without verification that all information provided by Modavox, including financial statements, projections, and technical information, is accurate, and therefore Kenrich Group has not confirmed reliability of this information.

3.	Third-party research has been gathered from sources that we perceive as reliable. We have not verified and do not assure accuracy or completeness of the sources of this information.

4.
This report may contain forward-looking financial estimates or projections (the “Estimates” or “Projections”). Based on certain factors, actual results could differ materially from the Estimates, which are based on historical or current information that relates to future operations, strategies, financial results or other developments. Some of the factors, among others, that could cause these actual results to differ include regulatory developments, technological changes, competitive conditions, new products, general economic conditions, changes in tax laws, adequacy of reserves, credit and other risks associated with the interest included in the valuation or significant changes in interest rates and fluctuations in foreign currency exchange rates which, in each case could not be anticipated as of the date of this report.

5.
Any changes of items in this report shall be made exclusively by The Kenrich Group. Any such change that is made by anybody other than The Kenrich Group is unauthorized and therefore we shall have no responsibility for any such revisions.

6.	Without The Kenrich Group’s written consent, no contents of this report shall be presented to third-party investors for the purpose of any transaction with a non- accredited entity.

7.	This report is for the exclusive use of our client and the information contained herein should not be interpreted as investment advice.

93 Treasury Regulation Section 1.170A-1(c)(2).

8.	Any opinions in regard to the value of the asset(s) in this report were made in the context of the stated purpose of this report.

9.
We have not attempted to verify that the assets contained in the report herein are free and clear of liens and encumbrances or that Modavox has good title to all assets. We assume no responsibility for legal matters regarding Modavox’s assets.

10.	We assume that there is full compliance with all applicable Federal, state and local regulations and laws unless noncompliance is stated, defined and considered in the valuation report.

11.	No responsibility is taken for changes in market conditions and no obligation is assumed to revise this report to reflect events or conditions that occur subsequent to the valuation date hereof.

12. KENRICH GROUP QUALIFICATIONS

Krista Holt is a Vice President for The Kenrich Group in their DC office and leads the firm’s Intellectual Property practice. The Kenrich Group is an integrated consulting firm specializing in litigation and valuation services for Intellectual Property, Commercial Damages, Construction, Government Contracting, Utilities, Financial Institutions and Business Consulting.

Ms. Holt provides consulting services and expert witness testimony for intellectual property issues related to patent, trademark, trade secret, copyright and false advertising, including strategic consulting, valuation of intellectual property and analysis of damages claimed in litigation, including lost profits, reasonable royalties, price erosion, corrective advertising, accounting of defendant’s profits and diminution in trademark and enterprise value.

Prior to becoming a Vice President for The Kenrich Group, Ms. Holt was a Managing Director for Ocean Tomo and led the firm’s Washington DC Expert Testimony Practice. Prior to its acquisition by Ocean Tomo, Ms. Holt was a Senior Consultant for Tait Advisory Services’ Intellectual Property Practice. Before becoming an intellectual property consultant in 2001, Ms. Holt worked for eleven years in industry accounting and marketing management for companies including Western Express, Inc., Salvucci Engineers, Inc. and InterMedia Marketing. She served as the senior financial officer for two companies and as Director of Marketing for a third. Ms. Holt is an active member of the International Trademark Association, The Licensing Executives Society, the American Bar Association, Intellectual Property Owners Association and the Marketing Research Association.  Ms. Holt is a Certified Licensing Professional. She has lectured on a variety of intellectual property topics for the American Bar Association, Licensing and Executives Society, DRI and various other organization and universities.

Ms. Holt has provided services including expert testimony, valuation, and consulting, as well as other services for a wide range of industries, including pharmaceuticals, computer software, surgical equipment, DVD equipment, athletic equipment, biotechnology, tobacco, internet technology, financial services, semi-conductors, hospitality, medical supplies, quick serve restaurants, automotive aftermarket, professional services, computer technology, visual arts, retail and wholesale consumer products, distilled spirits, educational products and manufacturing. She has testified on issues informing economic damages, lost profits, reasonable royalties, competition, industry trends, valuation of Intellectual Property, and management practices.

13. CERTIFICATION

We hereby, to our best knowledge and belief, certify the following statements regarding this opinion:

•
We have not personally inspected certain assets, properties or business interests encompassed by this opinion. Title to the subject assets, properties or business interests is assumed to be good and marketable unless otherwise stated. The subject assets, properties or business interests are valued free and clear of any or all liens or encumbrances unless otherwise stated.

•	The statements of fact contained in this report are true and correct.

•
The reported analyses, opinions and conclusions are limited only by the reported assumptions and limiting conditions, and our personal, impartial, unbiased professional analyses, opinions and conclusions.

•	We have no bias with respect to the subject matter of the report or the parties involved with this engagement.

•
Our compensation for this engagement is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result or the occurrence of a subsequent event directly related to the intended use of this report.

•	Our engagement for the provision of services was not contingent upon developing or reporting predetermined results.

•	The undersigned prepared the analyses, conclusions and opinions concerning the businesses that are set forth in this appraisal report. Members of my staff assisted me under my direction.

Krista F. Holt
  /s/ Krista F. Holt
Vice President
The Kenrich Group

EXHIBIT 1.1

Summary of Valuation Conclusions

Scenario (in millions)	Low	High

X Litigation/Licensing Value (Online)	$146.3	$146.3

Value of Patent Portfolio to X Internally and the Industry Litigation Value (Online)
Industry Litigation Value for the Online Behavioral Targeting (Not Including X)	$693.5	$1,456.7
Value to X Internally (Increased Profit) of Patent Portfolio to X (Online only)	$570.0	$570.0
Sub-Total: Value of Patent Portfolio for X Internally and Industry Litigation (Not Including X) (Online)	$1,263.5	$2,026.7

Value of Patent Portfolio for X Internally and Industry Litigation (Mobile)
Industry Litigation Value: Mobile Behavioral Targeting	$142.0	$524.2
Value to X Internally (Increased Profit) of Patent Portfolio to X (Mobile only)	$112.6	$188.3
Sub-Total: Value of Patent Portfolio and Industry Litigation (Mobile)	$254.6	712.6

After-tax Value to Online Behavioral Targeting Industry Internally (Increased Profit)
Value of Patent Portfolio to Industry (Online Only)	$5,001.0	$5,001.0
25% Rule of Thumb	25%	25%
25% Profit Split Apportionment Value	$1,250.2	$1,250.2

After-tax Value to Mobile Behavioral Targeting Industry Internally (Increased Profit)
Value of Patent Portfolio to Industry (Mobile Only)	$1,315.4	$1,315.4
25% Rule of Thumb	25%	25%
25% Profit Split Apportionment Value	$328.9	$328.9

Total Value
Value of X Litigation/Licensing	$146.3	$146.3

Value of Acquisition of Modavox	$1,518.0	$2,739.3

EXHIBIT 2.1

2009 - 2019 Behaviorally Targeted Advertising Spending and Growth Rates 1/, 2/

Year	Annual Spending 3/	Growth Rate

2006	$350	N/A
2007	$525	50.0%
2008	$775	47.6%
2009	$1,100	41.9%
2010	$1,700	54.5%
2011	$2,700	58.8%
2012	$4,400	63.0%
2013	$5,500	25.0%
2014	$6,875	25.0%
2015	$8,594	25.0%
2016	$10,742	25.0%
2017	$12,891	25.0%
2018	$15,469	20.0%
2019	$17,789	15.0%

1/ See Exhibit 2.2
2/ See Exhibit 2.3
3/ Millions of dollars

EXHIBIT 2.2

2006 - 2012 Behaviorally Targeted Advertising Spending and Growth Rates 1/

Year	Annual Spending 2/	Percent Change
2006	$350	N/A
2007	$525	50.0%
2008	$775	47.6%
2009	$1,100	41.9%
2010	$1,700	54.5%
2011	$2,700	58.8%
2012	$4,400	63.0%

1/ Source: "Behavioral Targeting: Marketing Trends", eMarketer, June 2008
2/ Millions of dollars

EXHIBIT 2.3

2013 - 2019 Behaviorally Targeted Advertising Spending and Growth Rates 1/

Year	Annual Spending 2/	Percent Change
2013	$5,500	25.0%
2014	$6,875	25.0%
2015	$8,594	25.0%
2016	$10,742	25.0%
2017	$12,891	25.0%
2018	$15,469	20.0%
2019	$17,789	15.0%

1/ Source: Conversation with Shelly Meyers
2/ Millions of dollars

EXHIBIT 2.4

2007 - 2013 Online Advertising Spending and Growth Rates 1/

Year	Annual Spending 2/	Percent Change
2007	$25,200	N/A
2008	$23,600	-6.3%
2009	$25,700	8.9%
2010	$28,500	10.9%
2011	$32,000	12.3%
2012	$37,000	15.6%
2013	$42,000	13.5%

1/ Source: http://www.seekingalpha.com
2/ Millions of dollars

EXHIBIT 2.5

2009 - 2019 Mobile Advertising Spending and Growth Rates

Year	Annual Spending 1/, 3/	Percent Change 2/
2009	$2,808	N/A
2010	$3,917	39.5%
2011	$5,194	32.6%
2012	$6,525	25.6%
2013	$8,156	25.0%
2014	$9,788	20.0%
2015	$11,256	15.0%
2016	$12,381	10.0%
2017	$13,619	10.0%
2018	$14,709	8.0%
2019	$15,738	7.0%

1/ Source: http://www.seekingalpha.com
2/ Source: Conversation with Anthony Iacovone
3/ Millions of dollars